Exhibit 5.2

September 16, 2022	File #:	91543.1
	Direct:	604 647 4147
	Email:	hclaxton@boughtonlaw.com

QualTek Services Inc. and its Board of Directors

Dear Sirs and Mesdames:

Re:

An Indenture, dated as of February 14, 2022 (the “Base Indenture”), by and among QualTek Services Inc., a Delaware corporation (the “Issuer”), the guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of July 28, 2022 (the “First Supplemental Indenture”), by and among the Issuer, the guaranteeing subsidiary parties including NX Utilities ULC (“NX”) and the Trustee

We are British Columbia, counsel for NX in connection with the registration of certain securities of the Issuer, which include $124,685,000 maximum aggregate amount of the Issuer's Senior Unsecured Convertible Notes due 2027 (the “Notes”), the Guarantees (as defined herein) and shares of Class A Common Stock of the Issuer, par value $0.0001 per share, underlying the Notes (the “Class A Common Stock”), under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-1, which was originally filed with the Securities and Exchange Commission on or about September 16, 2022 (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below. We understand that the Notes have been issued under, and are subject to the terms of, the Base Indenture and that NX and the other guarantors party thereto have agreed with respect to the Notes pursuant to Article 13 of the Indenture (the “Guarantees”).

A.	DOCUMENTS

We refer to the the First Supplemental Indenture (the “Documents”).

B.	SCOPE OF INQUIRY

We have considered such questions of law, conducted such searches and investigations and examined such corporate records, certificates and other documents as we have deemed necessary for the purposes of this report and opinion.

C.	ASSUMPTIONS

In conducting the searches and investigations and examining the records, certificates and other documents referred to in the preceding paragraphs and in giving the opinion hereinafter expressed, we have assumed:

(a)	the genuineness of all signatures and the authenticity and completeness of all documents submitted to us as originals and of the signatures on them and the conformity to authentic original documents of all documents submitted to us as true, certified, conformed, photostatic or telecopied copies and the authenticity of the originals of such documents and the signatures on them;

(b)	the identity and legal capacity of all individuals acting or purporting to act as public officials;
(c)

the accuracy and completeness of all information provided to us by offices of public record including the accuracy and currency of the indices in filing systems maintained at the public offices where we have conducted searches or made enquiries or caused such searches or enquiries to be conducted or made as set forth herein;

(d)	the accuracy and completeness of all statements of fact contained in and all representations and warranties contained in the Documents;
(e)	all facts set forth in the certificates supplied by the respective officers of NX, without limitation, in the officers certificates referred to below, are complete, true and accurate;
(f)

to the extent that any certificate or other document relied upon by us for the purposes of this opinion has been dated prior to the date of this opinion, that the information contained in the said certificate or other document continues to be valid, complete, true and accurate as of the date of this opinion letter;

(g)

the accuracy and completeness of the minute books and other corporate records of NX and of any other records, certificates or documents examined by us, as well as the accuracy and correctness of all facts set forth or reflected therein; and

(h)

that there have been no changes to any of the facts, information or circumstances in regard to those matters in respect of which we express opinion herein since the date of the Documents and the other documents described above;

We have not undertaken any independent investigation to verify the correctness of the foregoing assumptions.

D.	RELIANCE

With respect to certain factual matters relevant to this opinion, we have relied upon the following:

(a)	the officer’s certificate of NX dated September 16, 2022 executed by an officer of NX; and
(b)	a certificate of good standing (the “Certificate of Good Standing”) with respect to NX dated September 16, 2022 issued by the British Columbia Registrar of Companies (the “Registrar of Companies”).

In expressing our opinions set forth in subsection 1.1 of Part E. Opinion herein as it relates to the existence of NX, we have relied, with your permission, solely on the Certificate of Good Standing and have assumed that certificates of like effect would be available if requested on the date of this opinion.

E.	OPINION

Based and relying on the foregoing, we submit the following opinion:

1.	Corporate Existence.
1.1

NX is duly incorporated under the laws of the Province of British Columbia, validly exists and is in good standing with the office of the Registrar of Companies with respect to the filing of annual reports.

2.	Corporate Power and Capacity.
2.1	NX has the corporate power and capacity to carry on business, to execute and deliver each of the

Documents to which it is a party, and to perform its obligations thereunder.

3.	Authorization, Execution and Delivery.
3.1	Each of the Documents to which NX is a party has been validly authorized, executed and delivered by NX.
F.	QUALIFICATIONS
1.

Applicable Laws. The opinions expressed herein are limited to matters governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein on the date of this opinion.

2.

Scope of Opinion. This opinion is limited to the matters expressly stated herein and relates exclusively to the Documents. This opinion is for the exclusive use and benefit of the addressees hereof and may not be relied upon by, disclosed to, or filed with, any other person or used in other transactions.

We consent to your filing this opinion as an exhibit to the Registration Statement, and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Notes, the Guarantees and Class A Common Stock. We also consent to the identification of our firm as British Columbia counsel to NX in the section of the Registration Statement entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Yours truly,

Boughton Law Corporation
by Hugh H. Claxton Law Corporation

Per:
Hugh H. Claxton

HHC/ss